Exhibit 99.2

JINHAO MOTOR COMPANY
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

CONTENTS

Basis of presentation	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2010	F-3
Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss) and Comprehensive Income (Loss) for the six months ended June 30, 2010	F-4
Notes To Unaudited PRO FORMA Condensed Consolidated Financial Statements	F-5

JINHAO MOTOR COMPANY
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

On August 11, 2010, Jinhao Motor Company (“the Company”) entered into a Share Exchange Agreement, pursuant to which the Company acquired 100% of the issued and outstanding capital stock of Jinhao Power Holdings Ltd. (“Jinhao”) in exchange for 45,600,418 shares of the Company’s common stock, par value $0.001, which constituted 95% of the Company’s issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement and after giving effect to a cancellation of 2,479,523 shares of the Company’s common stock by its former director and officer on the same day pursuant to a share purchase agreement.

PRO FORMA CONDENSDED CONSOLIDATED BALANCE SHEET
AS AT JUNE 30, 2010

	Jinhao Power Holdings Ltd. Historical	Jinhao Motor Company Historical	Pro Forma Adjustments		Pro Forma Combined
CURRENT ASSETS
Cash	$10,597,000	$4,630	$-		$10,601,630
Trade receivables	11,447,000	-	-		11447,000
Inventories	12,632,000	-	-		12,632,000
Prepayments, deposits and other receivables	606,000	-	-		606,000
Total current assets	35,282,000	4,630	-		35,286,630
Prepayment, deposits and other receivables	1,665,000	-	-		1,665,000
Plant and equipment, net	45,931,000	-	-		45,931,000
Construction in progress	46,456,000	-			46,456,000
Land use right, net	838,000	-	-		838,000
Development costs	22,776,000	-	-		22,776,000
Deferred income tax assets	576,000	-	-		576,000
Total long term assets	118,242,000	-	-		118,242,000
TOTAL ASSETS	$153,524,0 00	$4,630	$-		$153,528,630

CURRENT LIABILITIES
Trade payables	$3,472,000	$7,500	$-		$3,479,500
Custom deposits	203,000	-	-		203,000
Short term bank loans	11,060,000	-	-		11,060,000
Warranty provision	53,000	-	-		53,000
Income taxes payable	3,090,000	-	-		3,090,000
Due to related parties	220,000	189,619	(152,193	)(a)	257,426
Other payables and accrued liabilities	2,484,000	-	-		2,484,000
Total current liabilities	20,582,000	197,119	-		20,626,926
Deferred income tax liabilities	98,000	-	-		98,000
Bank loans	2,359,000	-	-		2,359,000
Total long-term liabilities	2,457,000	-	-		2,457,000
TOTAL LIABILITIES	23,039,000	197,119	-		23,083,926

SHAREHOLDERS’ EQUITY
Common stock	50,000	8,265
			(2,480	)(a)

			45,600	(b)
			(50,000	)(b)	51,385

Additional paid in capital	56,326,000	6,465
			2,480	(a)
			152,193	(a)
			(45,600	)(b)
			50,000	(b)
			(207,219	) (c)
					56,284,319
Statutory reserves	6,195,000				6,195,000
Retained earnings (deficit)	56,678,000	(207,219)	207,219	(c)	56,678,000
Accumulated other comprehensive income	11,236,000	-	-		11,236,000
Total Shareholders’ Equity	130,485,000	(192,489)	-		130,444,704
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$144,681,000	$4,630	$-		$153,528,630

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2010

	Jinhao Power	Jinhao Motor
	Holdings Ltd.	Company	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Combined
SALES	$103,375,000	$-	$-	$103,375,000

COST OF GOODS SOLD	79,308,000	-	-	79,308,000
GROSS PROFIT	24,067,000	-	-	24,067,000

Selling and marketing	(5,182,,000)	-	-	(5,182,000)
Amortization of development cost	(1,223,000)	-	-	(1,223,000)
General and administrative	(674,000)	(31,893)	-	(674,032)
TOTAL OPERATING EXPENSES	(7,079,000)	(31,893)	-	(7,110,893)
INCOME (LOSS) FROM OPERATIONS	16,988,000	(31,893)	-	16,956,107
Finance costs	440,000	440	-	440,440
INCOME (LOSS) BEFORE INCOME TAXES	16,548,000	(32,333)	-	16,515,667
INCOME TAXES	2,253,,000	-	-	2,253,000
NET INCOME (LOSS)	14,295,000	(32,333)	-	14,262,667
OTHER COMPREHENSIVE INCOME
Foreign currency translation gain	845,000	-	-	845,,000
COMPREHENSIVE INCOME (LOSS)	$15,140,000	$(32,333)	$-	$15,107,667

Income (loss) per share, Basic and Diluted	286	(0.007)	-	0.30

Weighted average number of common shares
outstanding, Basic and diluted	50,000	4,879,519		48,000,414

Notes To Unaudited PRO FORMA Condensed Consolidated Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated statement of income and comprehensive income for the six months ended June 30, 2010 combines the condensed consolidated statements of income and comprehensive income for the six months ended June 30, 2010 of the Company and Jinhao, giving effect to the share exchange and other related events as if it had occurred on January 1, 2010. The unaudited pro forma condensed consolidated balance sheet as at June 30, 2010 combines the condensed consolidated balance sheets as of June 30, 2010 of the Company and Jinhao, giving effect to the share exchange and other related events as if it had been consummated on June 30, 2010. The pro forma adjustments are based on information available at the time of the preparation of this document and do not include the cost of the reverse merger or any other items not expected to have a continuing impact on the consolidated results of operations.

For financial accounting purposes, the acquisition was accounted for as a reverse merger under the purchase method of accounting since there was a change of control. Accordingly, Jinhao Power Holdings was treated as the continuing entity for accounting purpose.

Note 2. Pro Forma Adjustments

(a) - In accordance with the Share Exchange Agreement, 2,479,523 common shares owned by Mr. Mark Hague were cancelled and returned to the Company’s treasury and $152,193 debt owed to Mr. Mark Hague was cancelled, in exchange for all of the shares of the Company’s subsidiary, EG Gold Mines, Inc .

(b) - The shareholder of Jinhao exchanged all of his shares of Jinhao for 45,600,418 shares of common stock of the Company. The acquisition has been accounted for as the issuance of common stock for the net assets of Jinhao by a recapitalization.

(c) Reflect the recapitalization of the Company as a result of the transactions related to the merger.

Note 3. Pro forma Common Stock Note

	Number of common shares	Common shares par value
Common shares outstanding as at June 30, 2010	4,879,519	8,265
Effect of share cancellation on share exchange date	(2,479,523)	(2,480)
Common shares issued for the acquisition	45,600,418	45,600
Pro forma common shares outstanding	48,000,414	51,385